Exhibit 99.3

FIRST QUARTER 2025 PREPARED COMMENTARY

MAY 1, 2025

This prepared commentary should be read in conjunction with the earnings press release, quarterly supplemental financial information and the Form 10-Q. All this information can be found on our Investor Relations page at ir.plymouthreit.com.

Before we get into the relevant detail from each area of the company, we’d like to call out some of the important takeaways from the quarter:

•	Quarterly results were in line with our expectations and consistent with the Full-year forecast provided on February 26, 2025.
•	Closed on $65.1 million of acquisitions, totaling 801,241 square feet with a weighted average initial NOI yield of 6.8%.
•	Completed the disposition of one industrial building in Memphis, generating gross proceeds of $2.4 million and a book gain of $0.3 million. As disclosed when we purchased this portfolio, proceeds are being used to convert a 100,000-square-foot call center – also in Memphis – back to functional warehouse space.
•	Executed a two-year lease at our 769,500-square-foot Class A industrial building in the St. Louis’s Metro East submarket (the “St. Louis lease”) with a major international logistics and manufacturing provider, covering 600,000 square feet in Year 1 and 450,000 square feet in Year 2. The new lease rate compares favorably to the expiring lease on a net effective basis, as no tenant improvements or free rent were conferred.
•	Commenced 2,437,267 square feet of leasing, including:
o	1,540,756 square feet of renewals at a rental rate increase of 15.0% on a cash basis, up 210 bps year-over-year.
o	896,511 square feet of new leases at a rental rate increase of 0.9% on a cash basis. Excluding the effect of the St. Louis lease, the increase in rental rates on a cash basis is 16.2%.
o	To date, we have addressed 57.2% of our 2025 expirations and 14.9% of our 2026 expirations.
•	Initiated construction on a 42,000-square-foot industrial building in Jacksonville on the last remaining development parcel available within our three industrial parks in the portfolio.
•	Authorized a share repurchase program for up to an aggregate amount of $90.0 million of the Company’s outstanding common stock.

Tariff and Onshoring Related Commentary

As global supply chains continue to adjust to shifting geopolitical and trade dynamics, we are closely monitoring the implications of tariffs and reshoring initiatives across our tenant base and target markets. While the broader tariff narrative and associated trade tensions have not yet caused material disruption across our portfolio, we have observed an increase in short-term space requirements—primarily driven by tenants responding to inventory adjustments and shifting trade flows. This trend has been most notable in St. Louis, Memphis and Columbus, where demand for flexible, short-term warehousing has picked up quarter-over-quarter.

Importantly, as we have discussed for the past two years, we anticipate that the long-term impact of trade realignment will be constructive for industrial landlords—particularly those with well-located, functional assets that can support dynamic supply chain needs. Reshoring efforts aimed at increasing domestic production and reducing reliance on overseas manufacturing continue to gain momentum. According to IndustrySelect, over $7.8 billion in new U.S. manufacturing investments were announced across six Golden Triangle states in March 2025 alone. These investments are being directed toward pro-business states with favorable demographics, cost advantages, and deep transportation infrastructure—all traits that align with our core market strategy.

Plymouth’s Portfolio: Built for Agility and Scale

Our portfolio is especially well-positioned to benefit from these macroeconomic tailwinds. Our strategic focus on acquiring and operating smaller-footprint, infill Class B industrial properties has created a network of agile, adaptable assets that can accommodate a wide variety of tenant uses—from last-mile logistics to light assembly and local distribution. These properties are typically located in dense, supply-constrained submarkets where speculative development has been concentrated in large-scale bulk product. As a result, demand for smaller, more flexible space continues to outstrip supply, leading to historically low vacancy and steady rent growth.

Unlike larger warehouse assets that require longer lease-up times and a narrower tenant pool, our buildings offer modular layouts and multi-tenant configurations that reduce binary vacancy risk and enhance cash flow resilience. This adaptability allows Plymouth to respond quickly to shifting tenant needs—whether driven by reshoring, inventory buffering, or supply chain diversification. For example, our largest market, Memphis—with 6.4 million square feet across 62 buildings—is uniquely equipped to serve as a national distribution hub. Known as “America’s Distribution Center,” Memphis provides access to five Class I railroads, Canada National’s Gulf-to-Canada corridor, and a web of interstate highways that link the East and West Coasts. Its centralized location enables two-day truck service to most U.S. markets.

For additional insight into our Memphis footprint and its strategic advantages, we encourage stakeholders to review our latest Market Portrait, developed in partnership with Avison Young. The report is available on our Investor Relations website: Memphis Market Portrait.

Value-Add Initiatives

Dispositions and Redevelopment

During the quarter, we sold a 33,688-square-foot flex building in Memphis, Tennessee for $2.4 million. The property, part of the 2024 Final Mile portfolio acquisition, was designated for divestiture due to its non-core profile. Proceeds from the sale are being reinvested into converting a 100,000-square-foot call center—also part of the Final Mile portfolio—back to its original warehouse configuration. The redevelopment is expected to be delivered in the third quarter, with rent commencement anticipated in the fourth quarter. The space is currently unleased. Additionally, we are evaluating the feasibility of developing a 106,000-square-foot industrial building on an adjacent land parcel within the same portfolio (see page 18 of the supplemental).

Development Program Update

Our initial 772,622-square-foot development phase is now fully leased. We have broken ground on phase two with a 42,000-square-foot industrial building at Liberty Business Park in Jacksonville, Florida. The project is expected to yield a return in excess of 8% on a $5.7 million investment. Completion is projected for Q4 2025, and proposals from potential tenants are currently under review.

Leasing Update

Leasing volume in the first quarter of 2025 reached the highest in the Company’s history, with 2.4 million square feet commencing during the period. The blended rental rate increase was 9.6% over expiring rents on a cash basis, tempered by the St. Louis lease. Excluding that lease, the blended rate increase would have been 16.2%.

As of March 31, 2025:

  Same-store occupancy was 94.7%
  Total portfolio occupancy was 94.3%, reflecting:
    +210 bps from the St. Louis lease
    +45 bps from Cleveland leasing activity
    +15 bps from acquisitions in Cincinnati and Atlanta
    –70 bps from other rollover activity

Q1 2025 Leasing Metrics (leases ≥ 6 months in term):

  Total: 2,437,267 square feet commenced
  Renewals: 1,540,756 square feet at +15.0% cash rent increase; 63.2% renewal rate; 2.5% fixed rate renewals
  New leases: 896,511 square feet at +0.9% increase; +22.1% excluding the St. Louis lease
  Blended increase: +9.6%; +16.2% excluding the St. Louis lease

2025 YTD Leasing Metrics (through April 29, 2025):

  Total: 4,893,074 square feet executed
  Expirations addressed: 57.2%
  Renewals: 3,843,679 square feet at +14.9%; 78.6% renewal rate; 7.1% fixed rate (120,641 square feet of fixed rate renewals remaining)
  New leases: 1,049,395 square feet (863,473 square feet previously vacant) at +2.9%; +18.7% excluding the St. Louis lease
  Blended increase: +12.2%; +15.3% excluding the St. Louis lease

Notably, 65.9% of executed leasing YTD has been for spaces greater than 100,000 square feet, while 85% of the portfolio is comprised of leases under 100,000 square feet. Larger lease transactions have tended to produce lower rental spreads than smaller, more fragmented leasing activity.

Additional Leasing Notes (not yet reflected in metrics above):

•	169,500 square feet of additional short-term space at the 769,500 square feet St. Louis facility has been agreed to under a rolling 90-day agreement through year-end.
•	Upcoming 2025 expirations under negotiation:
o	624,159 square feet in St. Louis: renewal amendment in process for a three-year term beginning August 1, 2025
o	772,450 square feet in Columbus: in negotiations with two backfill prospects for lease commencement upon July 1, 2025 expiration
o	1,748,659 square feet of remaining 2025 expirations in active discussion

Acquisitions

During the first quarter of 2025, we acquired six industrial buildings totaling 801,241 square feet across three separate transactions for $65.1 million, achieving a weighted average initial estimated net operating income (NOI) yield of 6.8%. These fully leased assets have a weighted average remaining lease term of 4.4 years.

Our acquisition strategy remains focused on expanding within our existing markets through the purchase of functional, infill assets offering clear rent growth potential and operational upside. The acquisitions completed this quarter and the second half of 2024 (see table below), funded in large part by the strategic proceeds from the Sixth Street transaction, are located in key distribution hubs that offer immediate access to major highways, intermodal transportation, and densely populated consumer markets. These regions also benefit from favorable demographics, including strong population and employment growth supported by competitive tax and cost-of-living profiles.

Market	Memphis	Cincinnati	Cincinnati	Atlanta	Cincinnati
Acquisition Date	7/18/2024	12/17/2024	2/20/2025	3/13/2025	3/13/2025
Year Built	2004[1]	2007[2]	1986	1999	1986[2]
Building Count	14	9	1	1	4
Tenants	46	23	1	1	10
Size (SF)	1,621,241	258,082	263,000	297,583	240,658
Acres	103.4	20.7	17.6	19.2	15.7
Purchase Price	$100,500	$20,149	$23,300	$23,874	$17,851
Price $/SF	$61.99	$77.88	$88.59	$80.31	$74.20
Yield	8.0%	6.8%	6.7%	7.0%	7.0%
WALT (Years)	3.4	2.8	6.5	2.9	4.0

[1]Portfolio vintage ranges 1985-2004, [2]Portfolio vintage ranges 1965-2007

As of today, we have approximately $204.7 million of acquisitions under agreement, representing roughly 2 million square feet at a targeted initial NOI yield of 6.50-6.75%. These properties align well with our acquisition criteria and geographic footprint. While we anticipate closing these transactions in the second quarter, there can be no assurances at this time.

Since our June 2017 IPO, we have acquired over 32.6 million square feet at an average cost of under $50.00 per square foot—well below current replacement cost. This pricing not only provides a meaningful margin of safety but also enhances cash flow returns and underscores our disciplined approach to capital deployment and value creation.

As a part of our strategic focus, we continue to acquire smaller, functional industrial buildings that can accommodate a diverse range of tenant types and uses. These properties are often multi-tenant in nature, which helps reduce binary vacancy risk and supports more durable cash flows. We are intentionally targeting markets and submarkets where speculative development has primarily focused on large-scale bulk assets, leaving a void in supply for smaller footprint, versatile industrial buildings. This supply-demand imbalance has led to historically low vacancy rates and outsized rent growth for smaller product, particularly in established logistics hubs within the Golden Triangle.

Balance Sheet Update

Some of the balance sheet highlights as of March 31, 2025, are as follows (see pages 16-17 of the supplemental):

•	Net debt to Adjusted EBITDA of 5.9x
•	Net debt plus Preferred to Adjusted EBITDA of 6.4x
•	75.3% of our total debt is unsecured
•	88.1% of our debt is fixed, including through interest rate swaps, with a weighted average cost of 3.43%
•	No debt maturities during 2025
•	$415.5 million of availability on our unsecured credit facility

The upsizing of our credit facility in Q4 2024, combined with a well-laddered maturity schedule—our next debt maturity of $59.7 million is not until April 2026—and the capital secured through the Sixth Street transaction, provides us with ample strategic flexibility. Together, these elements position us to continue scaling our platform through disciplined acquisitions in markets supported by robust infrastructure, attractive demographic trends, and durable demand drivers—all in support of long-term value creation for our shareholders.

Discussion of First Quarter 2025

The first quarter saw Core FFO at $0.44 per share, primarily driven by a full quarter’s net impact of the deconsolidation of the Chicago Portfolio, partially offset by the pick-up of our 35% share of the Sixth Street Joint Venture Core FFO, contributions from recent acquisition activity and, the signing of the St. Louis lease coupled will a decrease in interest expense as outlined below.

Same store NOI (“SS NOI”), excluding early termination fees, increased 2.0% on a cash basis compared to the same period last year. The gain was driven by contractual rent escalations and positive leasing spreads on renewals and new leases, partially offset by higher operating expenses—primarily due to seasonal snow removal costs and the previously disclosed temporary vacancy primarily in Cleveland.

G&A expenses increased versus the prior year period, primarily due to higher professional and accounting fees as well as standard annual compensation adjustments. Similar to prior years, we anticipate Q2 G&A expenses to remain elevated, with Q3 and Q4 normalizing to under $4.0 million per quarter which lands us squarely within our reaffirmed FY guidance range of $15.85 million to $16.45 million.

Interest expense declined year-over-year, benefiting from a lower average outstanding balance on our line of credit following the Q4 2024 payoff using net proceeds from the Sixth Street transaction, and the repayments of the Midland National Life ($10.5 million) and Ohio National Life ($18.0 million) mortgages. Additionally, the assignment of the $56.7 million Transamerica Loan to the Sixth Street JV further contributed to the reduction. As a result, total secured debt outstanding declined approximately $91.1 million year-over-year.

Discussion of 2025 Guidance and Assumptions

We have affirmed our previously issued full-year 2025 guidance range for Core FFO per weighted average common share and units (initially provided on February 26, 2025), while updating our range for net income per weighted average common share and units along with the underlying assumptions (see page 9 of the supplemental).

We expect Core FFO to remain relatively flat between the first and second quarters, reflecting the anticipated drawdown of the remaining $79 million of the Series C Preferred and the timing of professional fees related to annual proxy and tax filings. We anticipate a stronger second half of the year, driven by the stabilization of transitory vacancies in Cleveland and St. Louis and the full contribution from acquisitions expected to close in the second and third quarters.

Consistent with the full-year guidance issued on February 26, 2025, SS NOI, excluding early termination fees, increased 2.0% on a cash basis year-over-year. The modest growth in the first quarter was primarily due to a 290-basis-point decline in occupancy, as well as higher operating expenses from elevated snow removal and utility costs. These headwinds were partially offset by contractual rent escalations and positive leasing spreads.

We expect second quarter results to remain in line with the first, followed by a notable ramp-up in occupancy and NOI in the third and fourth quarters. These improvements are expected to be driven by:

  The stabilization of our 769,500-square-foot Class A facility in St. Louis,
  Leasing progress at previously identified Cleveland buildings,
  The speculative lease-up of approximately 272,000 square feet in Indianapolis during the fourth quarter, and
  Approximately 122,000 square feet in Cincinnati, also expected to lease in Q4.

Additionally, we anticipate a decline in the quarterly run-rate of operating expenses and improved reimbursement flow-through relative to the first quarter.

The following table summarizes our actual SS occupancy over the past five quarters, along with our projected average occupancy range for full-year 2025:

	Q1-2024	Q2-2024	Q3-2024	Q4-2024	2024 Average	Q1-2025	FY 2025 Guidance Range
SS Occupancy	97.6%	97.6%	94.2%	92.2%	95.4%	94.7%	95.0% - 97.0%

With 88.1% of our debt fixed (including interest rate swaps) and no debt maturities in 2025, we expect minimal impact from interest rate volatility, even as we continue to utilize the line of credit to support acquisition activity.

Please note that our FY 2025 outlook does not reflect any potential impact from the $90 million share repurchase program authorized by our board of directors on February 26, 2025.

Conclusion

The first quarter of 2025 marked a strong start to the year, underscored by record leasing activity, continued acquisition momentum, and stable core financial performance. With ample strategic capital, we are well-positioned to scale the platform efficiently. Coupled with nearly 30% of annual base rents rolling in 2025 and 2026 — concentrated in markets benefiting from sequential rent growth, limited Class B supply, and favorable reshoring dynamics — we see clear catalysts for sustained internal growth and long-term value creation.

Thank you for your continued interest and investment in Plymouth.

Jeff Witherell, CEO and Co-Founder

Forward-Looking Statements

This commentary includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding future leasing and acquisition activity. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this commentary, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, statements regarding estimated NOI yields, the expectation that certain leases will renew in 2025, predictions related to increases in rental rates, the execution of leases for newly identified tenants and the number ranges presented in our 2025 guidance, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control, including, without limitation, those factors described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this commentary, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.